UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

Legion Works, Inc.
(Exact name of registrant as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4275 Executive Square, Suite 200
La Jolla, CA 92037	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

Registrant’s telephone number, including area code

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

You should particularly pay attention to the section “COVID-19” in “Management’s Discussion and Analysis.”

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. We operate as a software development and acquisition company that develops software platforms and sources Software as a Service (“SaaS”) businesses in markets the Company believes are ripe for a tech-enabled venture to scale. Our main focus is in acquiring and building SaaS products that are in the Marketing Tech and Sales Tech markets, but we are opportunistic and do also consider opportunities in related or ancillary markets that we see high growth potential. The Company’s operations have been limited to the development of its product offerings, acquiring Hello Bar LLC (“Hello Bar”), entering into in “letters of intent” for other potential acquisitions, and development of our business plan. Subsequent to December 31, 2020, the Company acquired a software product named OnboardFlow, which is discussed below and in Item 6. Other Information at page 3. For more details regarding the Hello Bar acquisition, see “Recent Acquisition of Hello Bar LLC,” below.

Principal Products and Services

Betterloop

The Company is developing a video platform for marketers called Betterloop, www.betterloop.io. The Company is in the early stages of design and development for Betterloop. The product will allow marketers to create social media oriented videos, add content around those videos, and distribute those videos to social media platforms. We have completed significant competitive analysis, have created our product plan for a Minimum Valuable Product (MVP) and have commenced wireframing and designing the software. We have brought on board a Senior Engineer to lead the development phase, who will be transitioning to full-time during April and May of 2021.

Flarepulse

The Company had been building a business to business software product called FlarePulse, an e-commerce technology software that enables e-commerce stores to quickly upsell customers to other add-on items at the point of purchase. Management has decided to set aside the development of Flarepulse at this time because it sees better opportunities with Betterloop. Management also expects opportunities for this type of software to become more limited because some of the leading e-commerce technology platforms have hinted that they will start adding significant restrictions to how outside companies can tie into their platforms.

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Karma

Previously, the Company had also been developing software called Karma, but management decided to discontinue this project because a potential target had a similar product. In the end, the Company did not acquire the target and management has not yet determined whether to resume development of the Karma software.

Recent Acquisition of Hello Bar, LLC

Hello Bar, LLC (“Hello Bar”) is a website tool that enables users to capture more sales from their website using Hello Bar’s traffic capture bars. Hello Bar offers three levels of service: free, growth, and elite. Hello Bar clients can choose to pay a month to month fee or pay a discounted yearly fee. As part of the Hello Bar acquisition, Legion also acquired Subscribers and Hello Mail. Subscribers and Hello Mail are separate software services owned by Hello Bar. Subscribers enables websites to send push notifications via web browsers. Hello Mail is an email service provider that is currently integrated into Hello Bar but could be made available outside of Hello Bar as well.

The Hello Bar service enables customers to launch website “popups” to capture email addresses or other user information a website can use to convert a visitor into a customer. The Hello Bar service allows for a variety of design options and includes a wide range of features to target certain users, to A/B test various pop ups and to integrate other tools.

The Subscribers service enables websites to send push notifications via web browsers to their website visitors who have opted in to receive such push notifications. The Subscribers service also offers a wide range of features for designing these push notifications, A/B testing, and capturing and recapturing ecommerce customers based on particular behaviors.

The HelloBar.com and Subscribers.com sites include multiple support features like a helpdesk and frequently asked questions for customers.

The Hello Bar Purchase Agreement

Hello Bar is a business to business software development company that provides announcements and other “website visitor conversion tools.” On December 31, 2021, the Company acquired 100% of the membership interests in Hello Bar LLC (“Hello Bar”), a California limited liability company, for a purchase price of $2,750,000 (the “Purchase Price”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”), filed as Exhibit 1A-6.2 to the Company’s current report on Form 1-U filed January 7, 2021. Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Director and Chief Officer of Operations of the Company. Furthermore, Ryan Bettencourt, the Company’s CEO, also serves as CEO of Hello Bar, although he is currently transitioning out of that role. The parties to the Purchase Agreement obtained a third-party valuation of Hello Bar prior to agreeing to a Purchase Price, which included seeking offers through a broker from interested parties to establish a fair market value for Hello Bar. The parties agreed to a Purchase Price that is discounted from the third party valuation and is payable over two years with no accruing interest rate.

Purchase Price

•	Buyer purchased 100% of the membership interests of Hello Bar for total consideration of $2,750,000, payable as follows:

o	Cash at closing of $950,000;

o

Promissory note, a form of which is attached as an exhibit to the Purchase Agreement (“Promissory Note”), for the balance of $1,800,000, which accrues no interest, and has the following repayment schedule:

•	$1,000,000 due in full on or before March 31, 2021 (the “Initial Maturity Date”);

•	The Company paid $500,000 on February 4th, 2021 and $500,000 on March 2nd, 2021, leaving only the $800,000 due by the Final Maturity Date (see below);

•	$800,000 due in full after January 1, 2022, and before December 31, 2022 (the “Final Maturity Date”).

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PPP Loan

Hello Bar had received a loan under the Small Business Administration’s Paycheck Protection Program (the “PPP Loan”) in the amount of $92,111.00. Pursuant to the Purchase Agreement, Mr. Kamo agreed to either secure forgiveness of the PPP Loan or repay the outstanding balance of the PPP Loan. In the event Mr. Kamo is unable to secure forgiveness of the PPP Loan, the Company and Mr. Kamo may agree to reduce the principal amount due under the Promissory Note by an amount equivalent to the outstanding principal amount of the PPP Loan.

Working Capital Cash Deposit into Hello Bar’s Bank Account

In addition to the Purchase Price, the Company will deposit $50,000 into Hello Bar’s bank account to be available immediately for use as operating capital. As of March 11, 2021, the Company has deposited $40,000 into Hello Bar’s bank account. Management expects to deposit the remaining $10,000 by June 30, 2021.

Recent Acquisition of Onboard Flow, Limited

On March 26th, 2021 Legion acquired the assets of Onboard Flow, Limited, a UK registered Limited Company which operates a Marketing Technology software platform called OnboardFlow, www.onboardflow.com. OnboardFlow enables Software as a Service companies to better understand their free trial users so they can attempt to convert more of these free users into paid subscribers. Legion purchased this software product after researching companies to use to increase conversions of Hello Bar and Subscribers.

Purchase Price

The Company established a separate Delaware C-Corporation to purchase the assets of OnboardFlow. It acquired the software, IP and current customers for $67,500 in cash. In addition, the Seller of OnboardFlow was granted 10% in this new entity to continue as an advisor. The Seller is an experienced entrepreneur and engineer that has had strong success in building up other Software as a Service ventures. Legion was able to acquire the assets of OnboardFlow due to the Seller not having the available time to be able to market and sell the product and he believed Legion would be able to scale the business well. The Company is currently finalizing its business plan for the growth of the venture and developing its revenue targets. The Company does plan on investing approximately $115,000 in 2021 in an effort to further strengthen the product and to grow revenue.

Other Potential Acquisitions

In August 2020, the Company had entered into an LOI with a potential target, but management opted to walk away from the proposed transaction in December 2020. The Company spent approximately $18,000 in legal costs related to this LOI. In February 2021, the Company had submitted another LOI to a separate target that declined it.

The Company’s Strategy

We are a SaaS company with a focus in the Marketing Technology and Sales Technology markets. We are opportunistic and will consider software platforms that fall outside of these markets. Within those markets, we primarily focus on software that enables businesses to optimize conversions, create marketing content, gain insights through analytics and improve sales operations and efforts. Management aims to build the Company by finding niche opportunities in the market for marketing and sales software and other technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. In addition to developing software and other technologies to assist companies with conversion rate optimization, content creation and analytics, we may acquire other companies who have products or services that management believes would serve the Company’s aims, which may change from time to time based on management’s identification of growth potential. The Company is not prohibited from pursuing an acquisition of a software company that is affiliated with their officers or directors subject to certain approvals and consents. In the event the Company seeks to complete an acquisition of software company that is affiliated with their officers, directors or their affiliates, they, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent firm that commonly renders fairness opinions that an acquisition of a software company is fair to the Company from a financial point of view.

The Company’s Market

The Company is primarily focused on marketing technology and sales software. This market is evolving quickly and the market has accelerated even faster over the last 12 months with Covid-19 changing the way companies work. More companies are moving their marketing and sales efforts online or need tools to more effectively do their marketing and sales jobs remotely. While this market has many new entrants and is becoming more crowded, the Company believes that market opportunities are growing quickly and that growth will accelerate over the next decade. The Company remains opportunistic and does consider ventures in other SaaS markets. Covid-19 has accelerated the adoption of SaaS products across a variety of markets and industries. The Company is keeping a close eye on other markets and will continue to look for opportunities in which its specific expertise and experiences can provide strong growth potential.

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Competition

Management navigates the increasingly competitive marketing technology and sales market using their experience in building other companies and products within this same market. We believe our ability to recognize opportunities for growth and development will be key in competing against a number of well-established companies. Our focus on conversion rate optimization and content creation places us in competition with companies such as Privy, Optimonk, Unbounce, Hubspot, VWO, and Biteable. Some of these competitors have the backing of large venture capital funds and other resources. In seeking to break into the analytics market, we also face direct competition from Google Analytics and Mixpanel. Our strengths are our product expertise in terms of product ease of use and specific features designed for niche and fast evolving markets. Our management team has the expertise in this market to see the niche areas our competitors have not addressed. Unlike our well-funded competitors who typically focus on large enterprise customers, we tend to go after the middle segment of the market as well as small and medium businesses. We believe we have a competitive advantage in our ability to be flexible in our pricing.

Employees

As of December 31, 2020, the Company has four employees. Our CEO, Ryan Bettencourt, and our Head of Ventures, Grant Bostrom, are full time. Our COO, Michael Kamo, and our Head of Products, Keiran Flanigan, are part-time.

In addition, Legion Works has engaged with other key individuals possessing a range of expertise including marketing, business development, software engineering, business operations and other areas. These additional individuals could start employment at Legion Works at such time as the Company has sufficient capital or financing to fund the expanded launch of its business activities and research and development.

The number of business and direct research personnel hired by Legion Works will scale based upon funds raised in the Company’s offering under Regulation A and as operating needs warrant.

Intellectual Property

Currently, the Company does not have any patents and hasn’t filed any patents at this time. However, as the Company’s business develops, in particular its software products, we expect to file patents and possibly trademarks as well. As part of the acquisition of Hello Bar, LLC, the Company acquired a trademark for Hello Bar that lasts through 2022 and can be renewed at that time.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2020 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

During 2020, management focused most of its efforts on establishing its Regulation A Offering, welcoming investors who purchased Common Stock in the Company, completing its first acquisition of a company it had previously identified and sourcing additional potential acquisitions. The Company’s first acquisition was Hello Bar, LLC, and included the acquisition of the software products Hello Bar, Subscribers and Hello Mail. The Company did consider additional acquisitions during 2020. It had a signed Letter of Intent with a sales tech company based in India and spent considerable time in diligence with that company. Given the advice of legal counsel and market factors, it decided to not complete the acquisition of the company as it believed there were too many risks for a deal of its size. The primary reason for not completing this transaction included deal structure complexity given the target company had multiple cross-border entities and concerns around how this could impact the company’s intellectual property and future growth and exit opportunities.

Additionally, the Company began working on its first internal venture during 2020. Given market trends, the Company prioritized the building of Betterloop, a marketing video platform, over other ventures it was considering.

OPERATING RESULTS

2020 Compared to 2019

The Company was incorporated in the State of Delaware on November 20, 2019, and so only completed its first full fiscal year on December 31, 2020. The Company completed the purchase of Hello Bar, LLC (“Hello Bar”) on December 31st, 2020. For purposes of reporting, the Company is including the consolidated financial statements.

Results of Operations for 2020 Compared to 2019

Net loss for the fiscal year ended December 31, 2020 (“FYE 2020”), was $11,690. Our net loss for the period from inception on November 20, 2019, through the end of the fiscal year December 31, 2019 (“FYE 2019”), was $0. The Company did not have any revenue for FYE 2019. For FYE 2020, the Company had revenue of $2,590 as the Hello Bar acquisition was effective on December 31, 2020, and the Company received its first revenues on that day. As we are still in the startup phase of our Company, management expects to see further losses for the foreseeable future while we build our products, acquire more companies, and establish our niche markets.

Operating Expenses

Operating expenses for FYE 2020, were $14,280, comprised mostly of accounting expenses and office supplies and software compared to $0 for FYE 2019. The Company’s acquisition of Hello Bar impacted its cash flow statement where the use of proceeds from the Company’s Regulation A offering were used to purchase Hello Bar for a total purchase price of $2,750,000 with the balance of $1,800,000 payable in 2021 and 2022 per the Membership Interest Purchase Agreement executed as part of the transaction. As of March 2, 2021, the Company has paid $1,000,000 and now owes $800,000 by December 31, 2022. For more details, see “The Company’s Business – The Hello Bar Purchase Agreement.” .

Liquidity and Capital Resources

The Company had net cash of $2,267,998 for FYE 2020. Additionally, the Company had $4,957,285 in Total Assets as at FYE 2020 due to its acquisition of Hello Bar. To date, the Company’s largest source of funding has been the proceeds from its offering under Regulation A, which amounted to gross proceeds of $3,536,977, which resulted in net proceeds of $3,168,040 as of FYE 2020. In 2021, the Company has received from its Regulation A offering gross proceeds of $5,394,545 as of April 28, 2021.  The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar and to serve as working capital, including $950,000 paid in cash at closing. As of March 2, 2021, the Company has paid $1,000,000 toward the purchase price and has until December 31, 2022, to pay the remaining $800,000. Additionally, as of March 11, 2021, the Company had deposited $40,000 into Hello Bar’s bank account to serve as operating capital pursuant to the Purchase Agreement. The Company has until June 30, 2021, to deposit the remaining $10,000.

6

Hello Bar had received a loan under the Small Business Administration’s Paycheck Protection Program (the “PPP Loan”) in the amount of $92,111.00. Pursuant to the Purchase Agreement, Mr. Kamo agreed to either secure forgiveness of the PPP Loan or repay the outstanding balance of the PPP Loan. In the event Mr. Kamo is unable to secure forgiveness of the PPP Loan, the Company and Mr. Kamo agree to reduce the remaining $800,000 by an amount equivalent to the outstanding principal amount of the PPP Loan.

The Company also used proceeds from its Regulation A offering to acquire the assets of Onboard Flow, Ltd, on March 26, 2021, for a purchase price of $67,500 in cash. The Company’s management intends to invest approximately $115,000 in Onboard Flow during 2021.

During FYE 2019, the Company funded operations through purchases of the Company’s securities by its executive officers and directors in the amount of $500 and a loan from its COO, Mr. Kamo, in the amount of $31,000, which accrues no interest and has not set repayment terms. As of August 28, 2020, the Company repaid Mr. Kamo’s loan in full.

Management expects the Company to require substantial additional funding for the foreseeable future. In addition to the Company’s ongoing need for working capital, funding will be needed for the integration of Hello Bar, growth of Onboard Flow, development, go-to-market, and growth of Betterloop. Further, the Company anticipates completing one additional acquisition in 2021 and will require the capital to complete such a transaction. The Company believes it has the necessary capital to be able to accomplish each of these as it estimates it need approximately $600,000 to $900,00 to fund operations for the next twelve months as discussed above, plus $500,000 to $1,500,000 to complete at least one additional acquisition. The Company anticipates generating net income through Hello Bar’s operations. The Company expects to re-invest a significant portion of this net income back into Hello Bar for additional staff to accelerate the growth of Hello Bar. As of December 31, 2020, the Company’s only source of capital has been its offering under Regulation A and Mr. Kamo’s $31,000 loan (see above). As of December 31st, 2020 the Company began to see revenue from Hello Bar’s operations. Management believes this revenue stream will continue to provide sufficient working capital for Hello Bar but not for the Company as a whole. The Company does not have any revolving credit facilities or other debt with which to fund it operations. If the Company is not able to raise enough capital through its Regulation A offering, or through other future offerings, including potential private offerings or debt, we may not be able to implement our business plans, including any proposed acquisitions, unless we obtain additional financing or are able to otherwise generate revenues and profits. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

Cash Flows

For the year ended December 31, 2020, the Company used $7,945 to cover operating expenses.

Trend Information

Management sees a number of key trends within the market/s it operates. First, management sees a rise in similar companies to Legion who are looking to acquire small technology companies to scale them. Each of these recent or new entrants has a different approach to acquisitions and is targeting different market segments; therefore, management does not consider these companies to be directly competitive. Management sees the trend as a result of new platforms making the buying and selling of small technology companies easier and more liquid and more capital becoming available for companies to be able to acquire growing software companies to scale. With the Company’s focus on marketing and sales software, management also sees a variety of trends in this market. First, management sees some of the largest companies in these markets trading publicly and privately at very high multiples. These multiples have been at or above the broader increase in valuations during 2020 as evidenced by stock market increases. While these higher multiples of the biggest companies in the market space don’t necessarily translate to much smaller companies in the space, the Company does see valuations and multiples for most companies in the space being high and that continuing. Second, management sees that customers in these markets are demanding products that are easier to adopt within the organizations and looking for software platforms to help them accomplish multiple tasks within one software product. Third, management sees marketing and sales tech companies being built and scaled in more markets around the world. Management observes that over the last five to seven years, large companies in these market spaces are being built outside of more traditional technology centers in the U.S. Given the rise in more remote work environments, management expects this trend to increase rapidly. Finally, management sees an increase in the cost of acquisition of customers within Software as a Service overall. Well-funded competitors are driving up the cost of paid acquisition channels such as paid search, paid social and building sales and business development teams. Each of these trends pose opportunities and challenges for the Company and management recognizes the need to stay nimble and be able to adjust its business plan on a regular basis to meet these trends.

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In 2020, the Company acquired Hello Bar, LLC. Management believes that Hello Bar’s software products are in markets that will continue to expand in the next 3-5 years. Hello Bar LLC’s software product, Hello Bar, operates in the conversion rate optimization and landing page markets. Both of these markets have seen expansion over the last three years as more companies see the importance of converting their website traffic at higher rates and have dedicated resources to being able to do so. Hello Bar LLC’s software product, Subscribers, is in the web push notifications market. This is a new market in the last four years and one that is expanding as it offers an additional marketing channel for marketers. This market is rapidly become crowded. Management recognizes that it must continue to innovate these software products and build features for specific target markets to continue to grow. For that reason, Management expects to continue to invest in Research and Development for evolving Hello Bar’s software product offerings.

Impact of COVID-19

The global Covid-19 pandemic had a material impact on both the Company’s acquisition opportunities as well as on the markets the Company targets for acquisitions and venture creation. Management has been able to navigate the challenges of Covid-19 and believes that Covid-19 has accelerated the pace in which Software as a Service platforms are being adopted by companies due to the need to conduct more remote work. Management believes that this will mean that the overall Software as a Service market will expand even more rapidly and improve the overall valuations of companies in the market. Additionally, Management has needed to stay opportunistic with the companies it considers for acquisition. During the Covid-19 pandemic, some companies the Company had identified for acquisition prior to the pandemic have had increased valuation expectations whereas others have reduced those expectations.

Plan of Operations and Milestones

Management of the Company intends to use a substantial portion of the net proceeds for general working capital and, once additional funding milestones are met, to identify, build and acquire targeted software companies that meet the Company’s investment criteria. The Company will also continue to reach out to strategic partners for alliances to further strengthen its positions.

In Q1 of 2021, the Company raised additional capital through its offering. In March 2021 the Company made a small acquisition of a company called OnboardFlow (www.onboardflow.com). OnboardFlow is a marketing and analytics company that helps Software as a Service companies understand their trial users and increase conversions from free trials to paid subscriptions. The Company believes the market that OnboardFlow operates is in its infancy and will grow rapidly over the next three to five years as more Software as a Service companies put resources towards increasing their conversion rates from free trial users to paid and loyal customers. The Company expects to dedicate capital to the growth OnboardFlow during FY 2021

Additionally, the Company is funding the development of its first internal venture, Betterloop, and has committed some capital to bring on a Senior Engineer to build this venture internally.

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The Company is considering additional acquisition opportunities with companies it has identified since its founding while also researching additional target companies. Given the current cash on hand and the Company’s pipeline of acquisition opportunities, it expects to complete an additional acquisition in Q3 of 2021 and possibly another one prior to the end of its fiscal year. The Company does believe it will need additional capital to execute its business plan so continues to raise capital and expects to do so through the remainder of 2021.

The Company intends to reach the following milestones over the next 12 months:

May 2021 – Transition ownership of OnboardFlow, begin development of Betterloop and increase efforts to grow Hello Bar

August 2021 – Complete one additional acquisition and be in testing for the initial Minimum Viable Product for Betterloop

September 2021 – Have achieved initial growth to be able to hire outside leadership for OnboardFlow; Beta launch of Betterloop

November 2021 – Betterloop is out of Beta and is starting to generate revenue

January 2022 – Complete one additional acquisition

April 2022 – 2nd version of Betterloop launched and market traction allows for additional leadership for growth within Betterloop

Ongoing – development of new product offerings that complement the Company’s current holdings

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ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follows;

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	46	November 2019 to present	Full time

Michael Kamo	COO	34	November 2019 to present	10

Keiran Flanigan	Head of Products	35	November 2019 to present	25

Grant Bostrom	Head of Ventures	40	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	46	November 2019 to present

Michael Kamo	Chairman of the Board	34	November 2019 to present

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became Chairman of the Board of Hello Bar, a role in which he continues to serve. He is also transitioning out of the role of CEO of Hello Bar. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

Michael Kamo, COO and Chairman of the Board of Directors

Michael Kamo has been the Company’s COO and Chairman of the Board of Directors since its inception in November 2019. Beginning October 2017 to the present, Mike has been the Co-Founder and CEO of Neil Patel Digital, LLC, a digital agency. From October 2016 to January 2019, he was the Co-Founder and CEO of Hello Bar LLC. From January 2011 to December 2016, Mike was Founder and CEO of Stride App LLC and was a content entrepreneur along with Neil Patel.

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Keiran Flanigan, Head of Products

Keiran Flanigan has been Head of Products for the Company since inception in November 2019. From February 2019 through October 2020, Keiran was the full-time Head of Product for Hello Bar, LLC. Keiran moved to a part-time role at Hello Bar in October 2019 so that he could continue to help Hello Bar grow while dedicating additional time to Legion. From January 2018 to February 2019 Keiran was a freelance web and mobile developer building a variety of products in the software and e-commerce markets. From 2014-2018 he was the Co-Founder and Head of Product/Creative for Cursive Labs, LLC and its flagship product, Spoutable. From 2009-2012 Keiran was the Lead iOS Developer for Rage Digital, a design and development company. From 2012 through 2014, Keiran has done freelance projects for the likes of the NFL, Hyundai, 24-Hour Fitness and dozens of start-ups.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2020, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Bettencourt	CEO, CFO and Secretary	$0.00	$0.00	$0.00
Michael Kamo	COO	$0.00	$0.00	$0.00
Grant Bostrom	Head of Ventures	$6,000.00	0.00	$6,000.00

Through December 31, 2020, our CEO and COO did not receive any compensation and did not have employment agreements with the Company. Beginning January 1, 2021, our CEO and Head of Ventures began receiving salaries of $15,000 per month and $6,500 per month, respectively, which we expect to be paid from the proceeds of the Company’s Regulation A Offering. Our COO will continue to forego any compensation for the foreseeable future. The Company intends to enter into employment agreements with its executive officers in 2021.

Our board of directors did not receive compensation for the fiscal year ended December 31, 2020, for their board service, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. There were two persons serving in that group during fiscal year 2020.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of March 31, 2021, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(4)	Class of securities	Amount and nature of beneficial ownership (1)(2)	Amount and nature of beneficial ownership acquirable(3)	Percent of class
Ryan Bettencourt	Super Voting Common Stock	2,350,000		25.13%
	Voting Common Stock	800		<1%
<1
Michael Kamo	Super Voting Common Stock	5,860,000		62.67%
	Voting Common Stock	800		<1%

Keiran Flanigan	Super Voting Common Stock	131,250	393,750

Grant Bostrom	Super Voting Common Stock	106,250	318,750

Directors and Officers as a group (4 persons in this group)	Super Voting Common Stock	8,447,500		98.49%
Directors and Officers as a group (4 persons in this group)	Voting Common Stock	1,600		<1%

(1)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of March 31, 2021, 9,350,000 shares of Super Voting Common Stock were outstanding, including shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of March 31, 2021, 3,283,767 shares of Voting Common Stock were outstanding.

(2)	Messrs. Bettencourt and Kamo purchased their shares of Voting Common Stock through the Company’s Regulation A offering.

(3)

Shares of Super Voting Common Stock are subject to a 4-year vesting schedule which began January 10, 2020. On January 10, 2021, 25% of the shares became fully vested and 1/48 of the total number of shares shall be released from the repurchase options each month until all shares are released on the fourth anniversary of the stock purchase agreement. See Common Stock Purchase Agreement for Keiran Flanigan and Grant Bostrom filed as Exhibits 6.6 and 6.7 to this report on Form 1-K.

(4)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

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ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Hello Bar Acquisition

On December 31, 2021, the Company acquired 100% of the membership interests in Hello Bar LLC (“Hello Bar”), a California limited liability company, for a purchase price of $2,750,000 (the “Purchase Price”) pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”). Under the terms of the Purchase Agreement, the Company purchased Hello Bar from Michael Kamo (the “Seller”) who, prior to this transaction, held 100% of Hello Bar’s membership interests. The Seller, Mr. Kamo, also currently serves as Director and Chief Officer of Operations of the Company. For more details regarding this transaction, see “The Company’s Business.” Prior to this transaction, Ryan Bettencourt was the CEO of Hello Bar. Since the transaction, Ryan has been transitioning out of his role as CEO of Hello Bar.

Issuance of the Company’s Super Voting Common Stock to Executive Officers and Directors

The Company sold Founders Shares to members of the Management team as well as to an outside advisor. Stock Purchase Agreements were signed between the Company and each member who purchased Founders Shares in early 2020. At the end of 2020 the Company had issued 9,350,000 shares of Super Voting Common Stock to the Company’s officers and directors as well as one outside advisor. These shares were issued in late 2019 and early 2020 in exchange for proceeds amounting to $935. The Company does not have any additional stock programs in place for the management team though it anticipates creating one as the Company grows.

ITEM 6. OTHER INFORMATION

In March 2021, the Company acquired a software product called OnboardFlow (onboardflow.com) from an entrepreneur in the United Kingdom. As part of this transaction, the Company established a new Delaware C corporation called Convert More, Inc. to complete the acquisition of the assets of OnboardFlow. This new entity is owned 90% by the Company and 10% by the seller of Onboard Flow. For more details regarding this acquisition, see “The Company’s Business.”

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ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC.

(A Delaware Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTANTS’ AUDIT OPINION REPORT

DECEMBER 31, 2020 AND 2019

14

LEGION WORKS, INC.

(A Delaware Corporation)

December 31, 2020 and 2019

15

Alan T. Schiffman, CPA, PC
Financial Strategists   Business Consultants
1166 Dimock Lane   Naples, FL 34110
Telephone 239-595-0314; Fax 239-594-7984
Email: ats@naplescpa.net   Website: alantschiffman.com

Independent Auditor's Report

To the Board of Directors of
Legion Works, Inc
La Jolla, California

Report on the Financial Statements

We have audited the accompanying financial statements of Legion Works, Inc. which comprise the balance sheet as of December 31, 2020 and 2019 and the related statements of Operations, Shareholders' Equity and cash flows for the year ended December 31, 2020 and for the period from inception (November 20, 2019) through December 31, 2019 and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion Works, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from inception (November 20, 2019) through December 31, 2019 in accordance with U.S. generally accepted accounting principles.

ATSchiffman CPA PC

Alan T. Schiffman, CPA, PC
Naples, Florida
April 30, 2021

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LEGION WORKS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2020 and 2019
(See Accountant's Audit Report)

	2020	2019
ASSETS

Current Assets
Cash	$2,267,998	500
Contracts in process, net	$581,115
Total current assets	$2,849,113	500

Cost of App platform software, net	1,699,068

Intangible assets,	366,299
Other Assets
Imputed interest	42,805
Deferred syndication expenses		31,000
Total assets	$4,957,285	31,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Related party payable	$-	31,000
Note payable, current portion	1,000,000
Total current liabilities	$1,000,000	31,000
Note payable	800,000

Shareholders' equity:
Super Voting Common Stock, $0.0001 Par Value;
100,000,000 Shares Authorized; 5,000,000 Issued
and outstanding, 9,350,000, 2020 and 5,000,000 2019	935	500
Common Stock, No Par Value; 57,000,000 Units Authorized
1,414,791 Issued and Outstanding	3,168,040
Retained deficit	(11,690)
Total liabilities and shareholders' equity	$4,957,285	31,500

See accompanying notes to the financial statements

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 LEGION WORKS, INC
 CONSOLIDATEDS STATEMENTS OF OPERATIONS

 For the Year Ended December 31, 2020 and For the period November 20, 2019

 (date of inception) through December 31, 2019

 (See Accountant's Audit Report)

	2020	2019

Revenue	$2,590	-

Operating expenses
Accounting	5,250
Bank charges and fees	241
Depreciation and amortization	3,745
Office supplies and software	5,044
Total operating expenses	14,280

Income (loss)	$(11,690)

Earnings (loss) per share attributable to
weighted average common shares
outstanding--8,439,504	$-	-

See accompanying notes to the financial statements

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LEGION WORKS, INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Year Ended December 31, 2020 and For the period November 20, 2019

(date of inception) through December 31, 2019

(See Accountant's Audit Report)

	2020	2019

Net Income (loss)	$(11,690)
Other Comprehensive Income
Comprehensive Income	$(11,690)

See accompanying notes to the financial statements

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LEGION WORKS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Year Ended December 31, 2020 and For the period November 20, 2019

(date of inception) through December 31, 2019

(See Accountant's Audit Report)

			Retained
	Voting	Non Voting	Earnings	Total
Inception November 20, 2019

Issuance of shares	$500			$500

Balance as of December 31, 2019	$500			500

Net loss			(11,690)	(11,690)

Issuance of shares	$435	3,168,040		3,168,475

Balance as of December 31, 2020	$935	$3,168,040	$(11,690)	$3,157,285

See accompanying notes to the financial statements

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LEGION WORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2020 and For the period November 20, 2019

(date of inception) through December 31, 2019

(See Accountant's Audit Report)

	2020	2019
Cash Flow From Operating Activities:
Net income (loss)	$(11,690)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	3,745
Changes in operating assets and liabilities
Increase/ (decrease) in operating liabilities
Decrease/ (increase) in operating assets

Net cash provided by (utilized in) operating activities	$(7,945)

Investing Activities
Deferred syndication costs	$-	(31,000)
Acquisition of subsidiary	(2,750,000)
Cash received with acquisition	$56,968
Net cash (used in)/ provided by investing activities	$(2,693,032)	(31,000)

Financing Activities
Proceeds from issuance of common stock	$3,168,040	500
Proceeds from issuance of super common stock	$435
Proceeds from issuance of note payable	1,800,000
Proceeds from related party payable		31,000
Net cash provided by (used in) financing activities	$4,968,475	31,500

Net increase in cash and cash equivalents	$2,267,498	500

Cash and cash equivalents, beginning of the period	$500	-

Cash and cash equivalents, end of period	$2,267,998	500

See accompanying notes to the financial statements

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Legion Works, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2019

 NOTE 1 – SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Legion Works, Inc. (the “Company”) was incorporated on November 20, 2019 as a Delaware Corporation. The Company’s corporate year-end is December 31.

The Company is a newly organized information technology software acquisition company incorporated as a Delaware corporation and located in San Diego, California. The Company was formed for the purpose of acquiring companies that have developed software platforms targeted to high growth economic markets. The Company pro-actively sources SaaS (Software as a Service) businesses in markets the Company understands that are ripe for a tech-enabled venture to scale. The Company identifies markets with specific and known needs with recurring revenue and targets enterprises within that market. The Company’s management enhances the target by providing expertise in tech, marketing, business development and operations to dramatically increase scale and profitability. The Company’s management team has had historic success sourcing, acquiring, growing and monetizing these types of companies and believes this experience makes the Company well suited to identify, source, negotiate and execute software company acquisitions with the ultimate goal of pursuing attractive risk-adjusted returns for our shareholders. The Company will seek business opportunities primarily in online software, including, but not limited to marketing and sales software tools and e-commerce software tools. The Company will be opportunistic in seeking acquisitions both in the United States and internationally.

Basis of Presentation and Use of Estimates

Based upon a Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The imputed interest on the Promissory Note is $42,805 which reduced the cost of Contracts in process in the amount of $42,805. The purchase price was based upon an Enterprise Valuation prepared by StoneBridge Advisory, Inc. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Hello-Bar LLC. Hello-Bar, LLC has a valued brand, recognized for its multiple software product platforms and interactive websites, which are utilized by many subscribers. The CEO of the Company was also the CEO of Hello-Bar, LLC, commencing January 2019.

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. These require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

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Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2020 and 2019, the Company had $2,267,998, inclusive of cash held by escrow trustee of $294,399 and $500 of cash on hand respectively.

Receivables and Credit Policy

Based upon monthly contracts, (see discussion below), the Company sells subscriptions to use the various software app platforms. Trade receivables from subscribing customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables will be stated at the amount billed to the customer. Payments of trade receivables will be allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customer. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced any write-downs in its accounts receivable balances. As of December 31, 2020 and 2019, the Company Contracts in process, net was $583,805 and $0 respectively.

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Intangible personal property

In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carries forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortize the aggregate costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Maintenance of the platform will be expensed.

The Company reviews the carrying values of intangible personal property for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2020.

Deferred Syndication Expenses

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceed of the offering. In 2019, the Company deferred applicable syndication expenses based on this criteria. During the year ended December 31, 2020, the Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $ 368,937

Fair Value Measurements

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management will evaluate this guidance and the impact it will have on the financial statements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

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Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

Revenue Recognition

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over from a seven to twelve month period. The Company generates revenues by allowing its subscriber customers to use multiple interactive software platforms, including the On board flow platform app acquired in March 2021. For years ending December 31, 2020 and 2019 the Company generated revenue for the day of closing December 31, 2020 of $286, and $0 in 2019.

Software Revenue Recognition

The AICPA’s Accounting Standards Executive Committee (AcSEC), issued SOP 97-2, which provided guidance on when and how to recognize revenue from the sale, lease or licensing of computer software. It does not apply to the sale of products containing software that is incidental to the product being sold. Accordingly, the Company complies with the standards set forth therein as follows:

If the sale of computer software involves significant customization, modification or production, the transaction will be accounted for as a long term contract. In all other cases, revenue will be recognized when the following four conditions are met:

1.      Persuasive evidence of an arrangement exists

2.      Delivery has occurred

3.      The Company’s price is fixed or determinable

4.      Collectability of the selling price is probable

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

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There is no income tax provision for the Company for the period from Inception through December 31, 2020, as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2020, the unrecognized tax benefits accrual was zero.

Revenue Recognition- Monetizing the Platform Apps

The multiple Apps purchased, provides the Company’s subscribers with online marketing and analytics software. These applications generate recurring subscription revenue on a monthly or annual basis. Deferred revenue arises due to the timing differences between funds received upon the signing of the Order Form and revenue earned over the on-year period.

Effective January 1, 2019, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. Prior to the adoption of ASC 606, we recognized revenue when persuasive evidence of an arrangement existed, delivery of products had occurred, the sales price was fixed or determinable and collectability was reasonably assured.

Trademark and Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred. However, due to continuing value generated therein, certain costs totaling $9,280 have been capitalized and commencing on January 1, 2021, will be amortized over a five year period.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

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The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2019, there is no year open to examination with federal, state and local governmental authorities. To the extent penalties and interest are incurred through an examination, they would be included in the income tax section of the statement of operations and comprehensive loss.

NOTE 2 – RISKS AND UNCERTAINTIES

The Company generated limited revenue during the year ended December 31, 2020 and no revenue for the period from inception through December 31, 2019. The Company has raised capital aggregating $8,210,352 through March 31, 2021. Operations began November 20, 2019. See discussion above and Note 4. However, there can be no assurance that the Company will successfully be able to generate profitable operations.

NOTE 3 – CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 – PURCHASE OF SUBSIDIARY COMPANY

As of December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest bearing Promissory Note in the amount of $1,800,000. The Company has also agreed to provide additional working capital in the amount of $50,000. The financial highlights of the purchase transaction are as follows:

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Hello-Bar, LLC

Balance Sheet Financial Highlights

December 31, 2020

Cash		$56,968
Accounts receivable, net		$-
Contracts in process, net	(a)	$583,805
Subscribers marketing software	(b)	$450,000
App platform software	(c)	$1,250,000
Website	(d)	$35,000
Restrictive covenants	(e)	$20,000
Domain, brand, trademark and other	(f)	$311,422
Total		$2,707,195

(a)    The Company purchased a revenue stream of subscription contracts of subscriber end users of the software. Historically, the monthly contracts automatically renew for a period of from seven to twelve months. As a result the Company present valued the estimated revenues from such contracts at a market discount rate. Due to the non interest bearing note payable to Seller, the Company netted the imputed interest of $42,805, against the Contracts in process of $626,610. The Company included the asset on the balance sheet of $581,115 net of $2,690 representing one day amortization.

(b)     The Company acquired and now owns the Subscribers marketing software platform

(c)     The Company acquired multiple interactive software platforms which the Seller developed and maintained over multiple years.

(d)     The Company independently determined the fair value of the Hello-Bar, LLC Website.

(e)    It is the understandings of the purchase transaction, that Seller would abide by certain restrictive covenants, including competition, solicitation, disparagement and other.

(f)     Management provided the fair value of the domain, brand, trademarks and other assets.

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

Due to the acquisition of Hello Bar, LLC the following Hello Bar Conversion and Web Push Marketing Software Platform, cloud based software and other intangible assets were acquired as of December 31, 2020.

Description	Amount	Amortization	Useful Life
Hello Bar Marketing Software Platform	$1,250,000		Five years
Subscribers market software	$450,000		Five years
Total	$1,700000	$932
Trademarks, brand and domain	$311,422		Ten years
Website	$35,000		Five years
Restrictive covenants	$20,000		Three years
Total	$366,422	$123

Acquired finite-lived intangible assets are amortized on a straight-line bases over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed the remaining unamortized balance is amortized over the revised estimated useful life.

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NOTE 6 – SYNDICATION COSTS

As of December 31, 2020, the Company has incurred $368,937 in syndication expenses that are related to raising capital. The securities offering expenses are primarily comprised of legal and accounting and broker dealer fees and expenses. All syndication expenses, totaling $368,937 have been deducted against capital raised.

NOTE 7 – PROMISSORY NOTE PAYABLE

On December 31, 2020, in connection with the purchase of 100% of the outstanding membership units of its subsidiary company Hello-Bar LLC, the Seller took back a non-interest bearing Promissory Note in the amount of $1,800,000. As of March 31, 2021 the Company paid the Seller one million dollars ($1,000,000). The Promissory Note provides for $800,000 to be paid Prior to December 31, 2022. Imputed interest amounting to $42,805 is included in the balance sheet as imputed interest.

NOTE 8 – INCOME TAXES

For income tax purposes the Company will deduct research and development and other intangible asset costs when incurred. For financial purposes such costs have been capitalized. Deferred income taxes arise as a result of these timing differences.

NOTE 9 – RELATED PARTY TRANSACTIONS

Related Party Capital Contribution

As of December 31, 2020, officers of the Company have contributed $935 to purchase 9,350,000 shares of super Voting Common Stock. (See Shareholder Equity below and the Offering Memorandum)

Related Party Payables

As of December 31, 2020, the Company paid off all loans from related parties, which in 2019 was loaned to the company to Deferred syndication expenses in the amount of $31,000.

NOTE 10 – SHARHOLDER EQUITY

The Shareholders’ equity is comprised of two classes of common stock; Super Voting Common Stock and Common Stock Units more fully described below:

Super Voting Common Stock:

Super Voting Common Stock has a par value of $0.0001, has 100,000,000 shares authorized and 9,350,000 issued and outstanding as of December 31, 2020. Each shareholder shall have four votes (4) for each share held by such shareholder.

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Common Stock Units:

The Company authorized 11,400,000 Units plus 5,700,000 warrants to purchase common shares. The offering price of common stock units, is $2.50 for voting common shares. Voting common shares gets one vote. Warrants are authorized at the cost of $3.25 per warrant per unit. Each Common Stock Unit is comprised of (a) one voting common share, being sold at $2.50 per share, having no par value and (b) one-half of one common share purchase warrant to purchase one additional Common Share, having an exercise price of $3.25 per common share, subject to customary adjustments over an 18-month period following the date of issuance of the warrant.

The Company is authorized to raise up to $47,025,000 through this Offering. (See discussion elsewhere in the Offering Memorandum).

NOTE 11 – COMMITMENTS AND CONTINGENT LIABILITIES

Working capital

In connection with the purchase of Hello-Bar, LLC, the Company has agreed to provide working capital in the amount of $50,000. See Note 4 above.

Warrants

Pursuant to this Offering, the Company will issue warrants to purchase one-half common stock at a purchase price of $3.25 per share of common stock.

Legal matters

In the normal course of business, the Company may become a party to litigation matters involving claims against it. At December 31, 2019, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

As of December 31, 2020, the Company has no leases for space.

NOTE 12 – SUBSEQUENT EVENTS

Agreement to Purchase

On March 16, 2021, the Company purchased all of the intellectual properties, software, contracts, properties business and assets of Onboard Flow Limited, a United Kingdom limited company. The purchase price is $67,500. Seller has agreed to be responsible for any and all liabilities incurred by the Seller prior to the transaction. Most of the purchase cost is allocated to the software which is sold to customers for them to use for managing their own software free trial users. The software is referred to as the On board flow app.

The Company has evaluated subsequent events through April 30, 2021, the date the financial statements were available to be issued, and there were no other events to report.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

1	Posting Agreement (1)
2.1	Amended and Restated Certificate of Incorporation
2.2	Bylaws (2)
2.3	Amendment No. 1 to Bylaws (3)
3	Form of Warrant (4)
4	Form of Subscription Agreement (5)
6.1	Stock Award Agreement (6)
6.2	Hello Bar, LLC Letter of Intent (7)
6.3	Hello Bar, LLC Purchase Agreement (8)
6.4	Super Voting Common Stock Purchase Agreement Ryan Bettencourt
6.5	Super Voting Common Stock Purchase Agreement Michael Kamo
6.6	Super Voting Common Stock Purchase Agreement Keiran Flanigan
6.7	Super Voting Common Stock Purchase Agreement Grant Bostrom
8.	Escrow Agent Agreement

(1) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by references. Available at,

https://www.sec.gov/Archives/edgar/data/1802719/000147793220003802/legion_ex1.htm) |

(2) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793220001036/legion_ex2b.htm)

(3) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference. Available at,

https://www.sec.gov/Archives/edgar/data/1802719/000147793221000082/legion_ex2c.htm)

(4) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed December 28, 2020, and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793220007526/legion_ex1a3.htm )

(5) Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed December 28, 2020, and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793220007526/legion_ex1a4b.htm)

(6) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793220003802/legion_ex6.htm)

(7) Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793220003802/legion_ex61.htm)

(8) Filed as an exhibit to the Legion Works , Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1802719/000147793221000082/legion_ex62.htm)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 30, 2021.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, Secretary and Director
Date: April 30, 2021

/s/ Michael Kamo
Michael Kamo, Chief Operations Officer and Chairman of the Board
Date: April 30, 2021

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